Exhibit 99.1

September 19, 2020
Walmart Statement regarding Potential Investment in and Commercial Agreements with TikTok Global
We are excited about our potential investment in and commercial agreements with TikTok Global. While there is still work to do on final agreements, we have tentatively agreed to purchase 7.5% of TikTok Global as well as enter into commercial agreements to provide our ecommerce, fulfillment, payments and other omnichannel services to TikTok Global. Our CEO, Doug McMillon, would also serve as one of five board members of the newly created company. In addition, we would work toward an initial public offering of the company in the United States within the next year to bring even more ownership to American citizens. The final transaction will need to be approved by the relevant U.S. government agencies.
We believe this deal will benefit the U.S. in many ways, including bringing over 25,000 jobs over time as well as continuing to develop exciting, innovative products for people to enjoy around the world.
TikTok has delighted hundreds of millions of users and creators around the world, and we are looking forward to creating an even more exciting experience for that community. This partnership will provide Walmart with an important way for us to expand our reach and serve omnichannel customers, as well as grow our third-party marketplace, fulfillment and advertising businesses.